Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations,
phone: 510/572-4450, e-mail: carol.raeburn@lamresearch.com
Lam Research Corporation Receives Expected NASDAQ® Notice of Non-Compliance
FREMONT, Calif., February 7, 2008—Lam Research Corporation today announced that it is in receipt of an Additional Staff Determination letter from NASDAQ Staff dated February 5, 2008, advising Lam Research that it is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14).
The letter, which the Company had expected, was issued in accordance with standard NASDAQ procedures due to the delayed filing of Lam’s Quarterly Report on Form 10-Q for the quarter ended December 23, 2007. This follows similar letters received on November 7, 2007 indicating that Lam Research was not in compliance with the filing requirements for continued listing due to the delayed filing of Lam’s Quarterly Report on Form 10-Q for the period ended September 23, 2007, and on August 27, 2007 indicating that Lam was not in compliance with the filing requirements for continued listing due to the delayed filing of Lam’s Annual Report on Form 10-K for the year ended June 24, 2007.
On October 11, 2007, Lam Research attended a hearing before the Panel at which Lam’s management presented its plan to regain compliance with NASDAQ’s filing requirements. Following the hearing, the Panel granted the Company’s request for continued listing, subject to certain requirements. As amended, the Panel’s decision requires, among other things, that the Company file with the Securities and Exchange Commission the delayed reports by February 13, 2008. Under applicable NASDAQ rules, this date represents the full extent of the Panel’s discretion to grant an exception with respect to
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the delayed filings. On February 6, 2008, Lam requested that the NASDAQ Listing and Hearing Review Council call for review the Panel’s decision and in connection therewith, grant a stay of delisting of the Company. If Lam’s request is granted, Lam’s shares will continue to be listed on The NASDAQ Global Select MarketSM pending the outcome of such review. In the event that the Panel’s decision is not called for review and a stay is not granted and that the Company is unable to file the delayed reports by February 13, 2008, Lam’s common stock would be subject to delisting from The NASDAQ Global Select Market.
     As previously disclosed by the Company, an independent committee of the Company’s Board of Directors, composed of two independent board members appointed by the Board of Directors, is conducting a review of the Company’s historical stock option practices and related accounting. The voluntary review arose after the Company’s independent auditors performed auditing processes, pursuant to recent guidance from the Public Company Accounting Oversight Board, relating to the Company’s historical stock option grant programs and procedures as part of its fiscal year-end 2007 audit. The independent committee, with the assistance of independent outside legal counsel, has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past differ from the recorded grant dates of such awards. The independent committee’s assessment of conduct relating to the Company’s historical stock option practices has been substantially completed. The independent committee found that there was no intentional misconduct by management. On December 18, 2007, upon the recommendation of management and the independent committee, the Audit Committee of the Board of Directors concluded that the Company’s financial statements for fiscal years 1997 through 2005, and the interim periods contained therein should no longer be relied upon. The Company expects to restate certain of its previously-issued financial statements to record non-cash charges for compensation expenses relating to past stock option grants. The significant majority of the measurement date changes result from stock options granted prior to fiscal year 2003. The Company has not determined the final amount of such charges, the resulting tax and accounting impact, or which specific periods require

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restatement. The Company’s management and the independent committee have discussed this matter with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company will not be in a position to file the delayed 2007 Form 10-K, September Form 10-Q, or December Form 10-Q until after the completion of the review and until the Company can determine the amount of the non-cash adjustments to compensation expense related to prior stock option grants. Because the Company does not believe it can complete that work by February 13, 2008, the Company has requested that the NASDAQ Listing and Hearing Review Council call for review the Panel’s January 15, 2008 decision as explained above.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the continued listing of the Company’s common stock on NASDAQ and the independent committee review. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition including, without limitation, the timing of the completion of the independent committee review and the Company’s ability to make filings of its periodic reports on Forms 10-Q and 10-K with the SEC. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Market under the symbol LRCX. Lam is a NASDAQ-100 ® company. The Company’s World Wide Web address is http://www.lamresearch.com.
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